EXHIBIT 99.3

BELVEDERE TRUST MORTGAGE CORPORATION

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER

The Board of Directors (the “Board”) of Belvedere Trust Mortgage Corporation (the “Company”) has established a standing committee to be known as the Nominating and Corporate Governance Committee (the “Committee”).

Purpose

The purpose of the Committee is to oversee the Company’s director nomination and corporate governance functions, including primary responsibility for identifying and nominating candidates for election to the Board of Directors of the Company. In particular, the Committee is appointed by the Board to:

•	Identify individuals qualified to become Board members;

•	Recommend director nominees to the Board for election at the annual meeting of stockholders;

•	Develop and recommend to the Board a set of corporate governance principles applicable to the Company; and

•	Oversee and administer the Company’s Corporate Code of Conduct.

Authority

The Committee has authority to take appropriate actions necessary to discharge its responsibilities. Such authority includes but is not limited to the power to:

•	Retain outside counsel, accountants, outside advisors, consultants, or others to assist in the conduct of an investigation or as it determines appropriate to advise or assist in the performance of its functions.

•	Seek any information it requires from employees or external parties. Employees and external parties will be directed to cooperate and comply with the committee’s requests.

•	Meet with company officers, external auditors, or outside counsel, as necessary.

Composition

The Committee shall be composed of such number of directors as may be appointed by the Board, but shall have at least three members, each of whom shall meet the independence requirements of the proposed New York Stock Exchange rules and the rules of the Securities and Exchange Commission, as determined by the Board. Such members shall be outside directors who are independent of Company management and in a better position to provide the independent point of view crucial to this Committee’s effectiveness.

The Board shall appoint the members of the Committee to serve until their successors have been duly designated and one member so appointed shall be designated by the Board as the chair of the Committee.

Meetings

The Committee shall meet as often as may be deemed necessary or appropriate in its judgment, either in person or telephonically, and at such times and places as the Committee shall determine, such meetings to be called by the chair or at least two other members of the Committee. The Committee shall make regular reports to the Board with respect to its activities.

The Committee may adopt rules for its meetings and activities. In the absence of any such rules, Committee actions shall be governed by the Company’s bylaws and applicable law. In all cases, a quorum of the Committee shall be a majority of the persons then serving as members of the Committee. Minutes shall be regularly kept of the Committee’s proceedings, by a person appointed by the Committee to do so.

Responsibilities

Among its specific responsibilities, the Committee shall:

•	Establish criteria and qualifications for Board membership, including standards for assessing independence. These criteria and qualifications shall include, among other things:

•	The highest ethical standards and integrity;

•	A willingness to act on and be accountable for Board decisions;

•	An ability to provide wise, informed, and thoughtful counsel to top management on a range of issues;

•	A history of achievement that reflects high standards for the director candidate and others;

•	Loyalty and commitment to driving the success of the Company;

•	The independence requirements imposed by the Securities and Exchange Commission and the New York Stock Exchange, as such may be promulgated from time to time; and

•	A background that provides a portfolio of experience and knowledge commensurate with the Company’s needs.

In the event that the Committee determines such action to be necessary, it has the authority, at its sole discretion, to retain and terminate a search firm for the purpose of identifying and recruiting director candidates. The Committee shall have the sole authority to approve the search firm’s fees and other retention terms.

•	Identify and consider candidates, including those recommended by stockholders and others, to fill positions on the Board, and assess the contributions and independence of incumbent directors in determining whether to recommend them for reelection to the Board.

•	Recommend to the Board candidates for election or reelection at each annual meeting of stockholders.

•	Annually review the Company’s corporate governance processes, and its governance principles, including such issues as the Board’s organization, membership terms, and the structure and frequency of Board meetings, and recommend appropriate changes to the Board.

•	Administer the Company’s Corporate Code of Conduct and annually review and assess the adequacy of the Corporate Code of Conduct and recommend any proposed changes to the Board. Specifically, the Committee shall discuss with management their compliance with the Corporate Code of Conduct, including any insider and affiliated party transactions, and the Company’s procedures to monitor compliance throughout the Company with the Corporate Code of Conduct.

•	Review periodically with the Chairman/CEO and the Board, the succession plans relating to positions held by senior executives, and make recommendations to the Board regarding the selections of individuals to fill these positions.

•	Oversee the orientation of new directors and continuing education of directors.

•	Monitor the functions of the Board and its committees, as set forth in their respective charters, and coordinate and oversee annual evaluations of the Board’s performance and procedures, including an evaluation of individual directors, and of the Board’s committees.

•	Assess annually the Committee’s and individual member’s performance of the duties specified in this Charter.